BUILDING MATERIALS HOLDING CORPORATION POSTS RECORD
THIRD QUARTER 2004 FINANCIAL RESULTS

Company Reaches $591.5 Million in Sales

Net Income More than Doubles to $18.1 Million

        SAN FRANCISCO (October 26, 2004) – Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of building products and construction services to professional builders and contractors, today reported that sales for the third quarter of 2004 increased 49% to a record $591.5 million, compared to $396.3 million in the third quarter of 2003.  For the nine months ended September 30, 2004, sales increased 56% to $1,551.7 million compared to $995.0 million in the same period of 2003.

        Net income for the third quarter of 2004 more than doubled to a record $18.1 million or $1.29 per diluted share, compared to $7.9 million or $0.59 per diluted share for the third quarter of 2003. For the nine months ended September 30, 2004, net income increased to $34.9 million or $2.53 per diluted share, compared to $14.2 million or $1.05 per diluted share in the nine months of 2003.

    Mr. Robert E. Mellor, Chairman, President and Chief Executive Officer, stated, “We are delighted to have achieved two consecutive record-setting quarters in terms of sales and profitability and to have set new records in year-to-date sales and net income.  Our results reflect the high-quality work and important contributions made by every individual throughout our organization.  We continue to capitalize on opportunities and trends in the robust homebuilding markets we serve, as evidenced by the strong sales and operating income at both BMC West and BMC Construction.  We believe the performance across all our markets continues to validate our strategy of aggressively positioning BMHC as the provider of choice for construction services and high-quality building materials for the national production homebuilder as well as the regional and local custom homebuilder.”

        BMC West
        Sales for BMC West for the third quarter of 2004 increased 35% to $379.0 million, compared to $280.8 million in the third quarter of 2003.  For the nine months of 2004, sales for BMC West were just over one billion compared to $735.4 million in the same period of 2003.  Improved sales for the third quarter and nine months were a result of growth in comparable business unit sales and higher commodity wood product prices.

        Operating income increased 70% to $31.6 million for the third quarter of 2004 from $18.6 million in the same quarter of 2003.  Operating income for the nine months of 2004 increased 81% to $72.1 million compared to $39.8 million in the same period of 2003.  The increase was primarily attributable to higher sales and effective management of inventory and monitoring of operating expenses.

        BMC Construction
        Sales for BMC Construction for the third quarter of 2004 increased 84% to $212.5 million compared to $115.5 million in the third quarter of 2003.  For the nine months of 2004, sales for BMC Construction were $537.5 million compared to sales of $259.5 million in the same period of 2003.  The sales increase was due to increases in sales volume, particularly in the Southwest region, as well as acquisitions ($37.7 million for the quarter and $173.7 million year-to-date) that were not consolidated or included in operating results for the comparable periods.

        Operating income for the third quarter increased 189% to $17.9 million from $6.2 million in the same period of 2003.  Operating income for the nine months of 2004 more than doubled to $38.0 million compared to $14.3 million in the same period of 2003.  The increase was mainly attributable to improved operating performance in the Southwest and California regions as well as the benefit of acquisitions ($1.1 million for the quarter and $5.3 million year-to-date) that were not consolidated or included in operating results for the comparable periods.

        About Building Materials Holding Corporation
        Building Materials Holding Corporation is one of the largest residential construction services companies in the United States.  We specialize in providing construction services, building products and manufactured building components to national, regional and local homebuilders across the nation.

        Teleconference and Webcast
        BMHC will host a conference call and audio webcast today at 9 a.m. Pacific Time to discuss financial results for the third quarter ended September 30, 2004.  The conference call can be accessed by dialing 877-223-0437 (Domestic) or 706-643-0552 (International).  A replay will be available through November 2, 2004 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International).  The required passcode for the replay is 1431127.  The conference call and replay can be accessed via audio webcast at BMHC’s website at www.bmhc.com.  An archive of the webcast will be available for 90 days following the conclusion of the teleconference.

      Business Risks and Forward-Looking Statements
           Certain statements made in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements involve inherent risks and uncertainties that may cause actual results to differ materially from our historical experience and present expectations.  These risks or uncertainties may include and are not limited to:  changes in the overall condition of the U.S. economy; stability of costs and sourcing channels; future integration of acquired businesses; ability to attract, train and retain highly-qualified individuals; unanticipated weather conditions; implementation of cost structures that align with revenue growth; the behavior of financial markets, including fluctuations in interest rates and commodity wood product prices; and numerous other matters of regional and national scale, including those of a political, economic, business, competitive or regulatory nature.  Additional information regarding these and other risks is contained in our periodic filings with the Securities and Exchange Commission.   Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release.   We undertake no obligation to update forward-looking statements.

CONTACTS:	Bill Smartt Senior Vice President and Chief Financial Officer (415) 627-9100	Ellis Goebel Senior Vice President, Business Development and Investor Relations (415) 627-9100

(Tables Follow)

BUILDING MATERIALS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales
Building products	$335,650	$256,847	$902,222	$670,738
Construction services	255,830	139,478	649,494	324,245
Total sales	591,480	396,325	1,551,716	994,983
Costs and operating expenses
Cost of goods sold
Building products	255,276	192,655	685,650	501,693
Construction services	217,399	121,874	559,022	279,863
Impairment of assets	--	--	1,273	--
Selling, general and administrative expenses	85,284	65,194	235,543	185,757
Other (income) expense, net	(1,559)	1,048	(1,976)	(374)
Total costs and operating expenses	556,400	380,771	1,479,512	966,939
Income from operations	35,080	15,554	72,204	28,044
Interest expense	4,273	2,409	10,184	6,827
Income before income taxes, minority interests
and equity earnings	30,807	13,145	62,020	21,217
Income taxes	11,815	4,875	22,763	8,104
Minority interests (income), net	(896)	(675)	(4,393)	(393)
Equity earnings, net of tax of $206 and $918
respectively	--	321	--	1,431
Net income	$18,096	$7,916	$34,864	$14,151
Net income per share:
Basic	$1.34	$0.59	$2.60	$1.07
Diluted	$1.29	$0.59	$2.53	$1.05
Weighted average number of shares:
Basic	13,525	13,308	13,429	13,263
Diluted	13,998	13,448	13,781	13,423

BUILDING MATERIALS HOLDING CORPORATION CONSOLIDATED
BALANCE SHEETS
(thousands, except per share data)
(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Cash	$23,556	$19,506
Receivables, net of allowances of $5,137 and $2,425	268,360	187,790
Inventory	162,185	111,146
Costs in excess of billings	19,258	8,625
Deferred income taxes	13,933	8,629
Prepaid expenses and other current assets	4,459	5,243
Total current assets	491,751	340,939
Property and equipment, net	165,347	165,400
Other long-term assets	27,917	10,692
Deferred loan costs	2,212	2,406
Other intangibles, net	13,918	12,017
Goodwill	81,088	72,745
Total assets	$782,233	$604,199
LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$192,527	$109,067
Billings in excess of costs and estimated earnings	18,279	12,069
Current portion of long-term debt	2,958	2,905
Total current liabilities	213,764	124,041
Deferred income taxes	2,363	5,354
Long-term debt	234,290	186,773
Other long-term liabilities	19,910	13,276
Total liabilities	470,327	329,444
Minority interests	5,750	3,745
Shareholders' equity
Common stock, $0.001 par value, 20,000,000 shares authorized;
13,706,540 and 13,333,711 shares issued and outstanding respectively	13	13
Additional paid-in capital	120,140	115,282
Accumulated other comprehensive income	(1,872)	--
Retained earnings	187,875	155,715
Total shareholders' equity	306,156	271,010
Total liabilities, minority interests and shareholders' equity	$782,233	$604,199

BUILDING MATERIALS HOLDING CORPORATION
SEGMENT INFORMATION
(thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales
BMC West	$379,000	$280,801	$1,014,200	$735,448
BMC Construction	212,480	115,524	537,516	259,535
	$591,480	$396,325	$1,551,716	$994,983
Operating Income
BMC West	$31,564	$18,562	$72,129	$39,838
BMC Construction	17,941	6,241	38,008	14,307
Corporate and other	(14,425)	(9,249)	(37,933)	(26,101)
	$35,080	$15,554	$72,204	$28,044

We evaluate our results of operations including and excluding recent acquisitions.  We believe a presentation of sales and operating income excluding recent acquisitions enhances an understanding of the acquisitions as well as comparable operations for the respective reporting periods.

A reconciliation of sales and operating income before recent acquisitions for the three and nine months ended September 30, 2004 and 2003 is provided in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales
BMC West	$379,000	$280,801	$1,014,200	$735,448
Less: Acquisitions	(13,082)	--	(32,859)	--
	365,918	280,801	981,341	735,448
BMC Construction	212,480	115,524	537,516	259,535
Less: Acquisitions	(37,653)	--	(173,669)	--
	174,827	115,524	363,847	259,535
	$540,745	$396,325	$1,345,188	$994,983
Operating Income
BMC West	$31,564	$18,562	$72,129	$39,838
Less: Acquisitions (income) loss	119	--	2,793	--
	31,683	18,562	74,922	39,838
BMC Construction	17,941	6,241	38,008	14,307
Less: Acquisitions (income) loss	(1,051)	--	(5,334)	--
	16,890	6,241	32,674	14,307
Corporate and other	(14,425)	(9,249)	(37,933)	(26,101)
	$34,148	$15,554	$69,663	$28,044